Equinix Reports Fourth Quarter And Full Year 2015 Results

Company Delivers 52nd Consecutive Quarter of Growth; Annual Revenues Increase 12% Year-over-Year

REDWOOD CITY, Calif., Feb. 18, 2016 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), a global interconnection and data center company, today reported quarterly results for the quarter ended December 31, 2015. The Company uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

2015 Results Summary

  Revenues
    $2,725.9 million, a 12% increase over the previous year
    Includes $21.6 million of revenues from Bit-isle
  Operating Income
    $567.3 million, an 11% increase over the previous year
  Adjusted EBITDA
    $1,271.6 million, a 47% adjusted EBITDA margin
    Over 100 basis point YoY improvement in adjusted EBITDA
    Includes $5.2 million of adjusted EBITDA from Bit-isle
    Includes $2.8 million of integration costs
  Net Income
    $187.8 million, a 7% net margin
  AFFO
    $831.8 million, a 9% increase over the previous year
    Includes $60.7 million of foreign currency losses related to the Telecity transaction
    Includes $3.4 million of AFFO from Bit-isle

2016 Annual Guidance Summary

  Revenues
    >$3,550.0 million, a >30% increase over the previous year; organic growth rate of  greater than 13%
    Assumes $548.0 million in revenues from Telecity and Bit-isle
  Adjusted EBITDA
    > $1,620.0 million or a 45.6% adjusted EBITDA margin
    Assumes 100 basis point YoY improvement in adjusted EBITDA of Equinix organic business
    Assumes $245.0 million of adjusted EBITDA from Telecity and Bit-isle
    Assumes $58.0 million of integration costs for acquisitions
  AFFO
    > $970.0 million, a 17% increase over the previous year
    Assumes a $50.0 million foreign currency loss related to the Telecity closing
    Assumes $58.0 million of integration costs for acquisitions

Revenues were $730.5 million for the fourth quarter, a 6% increase over the previous quarter and a 14% increase over the same quarter last year. Revenues included $21.6 million of revenues from the acquisition of Bit-isle, which closed on November 2, 2015. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $686.1 million for the fourth quarter, a 6% increase over the previous quarter and a 13% increase over the same quarter last year. Non-recurring revenues were $44.4 million in the quarter. MRR churn for the fourth quarter was 2.3% as compared to 2.0% in the previous quarter.

"2015 was a transformational year for Equinix. We delivered accelerated growth, expanded our global platform with two strategic acquisitions, completed our first year operating as a REIT, and established ourselves as the foundation for the cloud ecosystem that continues to drive IT transformation," said Steve Smith, president and CEO of Equinix. "The strength of our business is translating into solid revenue growth, firm yield and healthy margins, all of which combine to give us the financial firepower to continue to invest in our global platform, develop innovative solutions, and continue to deliver significant value to our shareholders."

Cost of revenues were $352.0 million for the fourth quarter, an 8% increase from the previous quarter and a 12% increase from the same quarter last year. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $124.0 million for the quarter, which we refer to as cash cost of revenues, were $228.0 million for the quarter, an 8% increase over the previous quarter and a 16% increase over the same quarter last year. Gross margins for the quarter were 52%, as compared to 53% for the previous quarter and 51% for the same quarter last year. Cash gross margins, defined as gross profit before depreciation, amortization, accretion and stock-based compensation, divided by revenues, were 69% for the quarter, the previous quarter and for the same quarter last year.

Selling, general and administrative expenses were $225.3 million for the fourth quarter, a 9% increase over the previous quarter and a 16% increase over the same quarter last year. Selling, general and administrative expenses, excluding depreciation, amortization, accretion and stock-based compensation of $55.9 million for the quarter, which we refer to as cash selling, general and administrative expenses, were $169.4 million for the quarter, a 10% increase from the previous quarter and a 15% increase over the same quarter last year.

Interest expense was $79.5 million for the fourth quarter, a 4% increase from the previous quarter and a 12% increase from the same quarter last year, primarily due to the incremental debt financing in November 2015.

The Company recorded an income tax benefit of $2.1 million for the fourth quarter as compared to income tax expense of $11.6 million for the previous quarter and $303.3 million for the same quarter last year.

Net income was $10.7 million for the fourth quarter. This represents a basic net income per share of $0.18 for the fourth quarter based on a weighted average share count of 60.4 million shares and a diluted net income per share of $0.18 for the fourth quarter based on a weighted average diluted share count of 60.9 million shares.

Income from operations was $135.9 million for the fourth quarter, a 4% decrease from the previous quarter and a 6% increase over the same quarter last year. Adjusted EBITDA, as defined below, for the fourth quarter was $333.1 million, a 4% increase over the previous quarter and a 13% increase over the same quarter last year. Adjusted EBITDA includes $5.2 million from the acquisition of Bit-isle, which closed on November 2, 2015

Adjusted funds from operations ("AFFO"), as defined below, were $178.3 million for the fourth quarter, a 15% decrease from the previous quarter and an 8% decrease over the same quarter last year. AFFO includes $3.4 million of AFFO from the acquisition of Bit-isle, which closed on November 2, 2015. This represents a basic AFFO per share attributable to the Company of $2.95 for the fourth quarter and a diluted AFFO per share attributable to the Company of $2.85 for the fourth quarter. AFFO for the fourth quarter includes a foreign currency exchange loss of $49.0 million primarily attributed to foreign currency losses related to the Telecity purchase price.

Capital expenditures, defined as gross capital expenditures less the net change in accrued property, plant and equipment in the fourth quarter, were $280.6 million, as compared to capital expenditures of $216.0 million for the previous quarter and $238.5 million for the same quarter last year.

The Company generated cash from operating activities of $235.1 million for the fourth quarter, a 10% increase over the previous quarter and a 16% increase over the same quarter last year. Cash used in investing activities was $529.0 million in the fourth quarter as compared to cash used in investing activities of $107.6 million in the previous quarter. Cash provided by financing activities was $2.2 billion for the fourth quarter as compared to cash used in financing activities of $101.4 million in the previous quarter.

As of December 31, 2015, the Company's cash, cash equivalents and investments were $2,246.3 million, as compared to $1,140.8 million as of December 31, 2014.

Business Outlook

Equinix guidance includes forecasted results for Telecity from January 15, 2016 and Bit-isle for the full year of 2016. As previously announced, Equinix expects to divest eight assets, seven from Telecity along with Equinix's London 2 data center (LD2), as part of regulatory clearance for the transaction received on November 13, 2015. The Company expects to complete these divestitures mid-2016. The Company's guidance does not include the seven Telecity assets, which will be treated as discontinued operations, but does assume 6 months, or $6 million in revenue, from LD2, which is under a different accounting treatment that requires results to be reported until completion of the sale.

For the first quarter of 2016, the Company expects revenues to range between $838.0 and $842.0 million, or a normalized and constant currency growth rate of 2.6% quarter over quarter. This guidance includes a negative foreign currency impact of $3.7 million when compared to the average FX rates in Q4 2015, and includes an expected $117.0 million in revenues from the Telecity and Bit-isle acquisitions. Cash gross margins are expected to approximate 67-68%. Cash selling, general and administrative expenses are expected to range between $196.0 and $200.0 million. Adjusted EBITDA is expected to range between $368.0 and $372.0 million, which includes a $1.1 million negative foreign currency impact when compared to the average FX rates in Q4 2015 and $17.0 million in integration costs from the two acquisitions. This guidance includes an expected $49.0 million in adjusted EBITDA from Telecity and Bit-isle. Capital expenditures are expected to range between $235.0 and $255.0 million, which includes approximately $30.0 million of recurring capital expenditures and $205.0 to $225.0 million of non-recurring capital expenditures.

For the full year of 2016, total revenues are expected to be greater than $3,550.0 million, a normalized and constant currency growth rate of greater than 13% year over year. This guidance includes a negative foreign currency impact of $52.7 million on organic revenues when compared to prior Equinix guidance rates, and includes an expected $548.0 million in revenues from the Telecity and Bit-isle acquisitions. Total year cash gross margins are expected to approximate 67-68%. Cash selling, general and administrative expenses are expected to range between $770.0 and $790.0 million. Adjusted EBITDA is expected to be greater than $1,620.0 million, or 16% year over year on a normalized and constant currency growth rate. This guidance includes $28.0 million of negative foreign currency impact on organic adjusted EBITDA when compared to prior Equinix guidance rates, an expected $245.0 million in adjusted EBITDA from the Telecity and Bit-isle acquisitions, as well as $58.0 million in integration costs for these two acquisitions. AFFO is expected to be greater than $970.0 million, and includes $50.0 million of expected foreign currency loss associated with the Telecity closing. Capital expenditures are expected to range between $900.0 and $1,000.0 million, including approximately $140.0 million of recurring capital expenditures and $760.0 to $860.0 million of non-recurring capital expenditures.

The U.S. dollar exchange rates used for 2016 guidance, taking into consideration the impact of our foreign currency hedges, have been updated to $1.11 to the Euro, $1.49 to the Pound, S$1.43 to the U.S. dollar, ¥117.65 to the U.S. dollar and R$4.03 to the U.S. dollar. The 2016 global revenue breakdown by currency for the Euro, Pound, Japanese Yen, Singapore Dollar and Brazilian Real is 18%, 11%, 7%, 6% and 2%, respectively.

The guidance provided above is forward-looking and includes the impact of the Company's acquisition of Telecity, which closed on January 15, 2016. The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q4 Results Conference Call and Replay Information

The Company will discuss its quarterly results for the period ended December 31, 2015, along with its future outlook, in its quarterly conference call on Thursday, February 18, 2016, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-210-234-8004 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call, through Thursday, May 19, 2016, by dialing 1-203-369-0717 and referencing the passcode 2016. In addition, the webcast will be available at www.equinix.com/investors. No password is required for the webcast.

Investor Presentation and Supplemental Financial Information

The Company has made available on its website a presentation designed to accompany the discussion of the Company's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Company's Investor Relations website at www.equinix.com/investors.

Additional Resources

  Q4 2015 financial earnings press release (PDF)
  Q4 2015 financial tables (PDF)

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 40 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

Non-GAAP Financial Measures

The Company provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, the Company uses non-GAAP financial measures to evaluate its operations.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, the Company excludes certain items that it believes are not good indicators of the Company's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges and acquisition costs. The Company excludes these items in order for its lenders, investors, and the industry analysts who review and report on the Company to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitors.

The Company excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX center, and do not reflect its current or future cash spending levels to support its business. Its IBX centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX center do not recur with respect to such data center, although the Company may incur initial construction costs in future periods with respect to additional IBX centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, the Company excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, the Company also excludes amortization expense related to certain intangible assets, as it is not meaningful in evaluating the Company's current or future operating performance. The Company excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which the Company also believes are not meaningful in evaluating the Company's current operations. The Company excludes stock-based compensation expense as it represents expense attributed to equity awards that have no current or future cash obligations. As such, the Company, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. The Company excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of its IBX centers, which it did not intend to build out, or its decision to reverse such restructuring charges. The Company also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Finally, the Company excludes acquisition costs from its non-GAAP financial measures. The acquisition costs relate to costs the Company incurs in connection with business combinations. Management believes items such as restructuring charges, impairment charges and acquisition costs are non-core transactions; however, these types of costs may occur in future periods.

The Company also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), which are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition charges for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

The Company includes an adjustment for revenue from installation fees, since installation fees are deferred and recognized ratably over the expected life of the installation, although the fees are generally paid in a lump sum upon installation. The Company includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. The adjustments for both installation revenue and straight-line rent expense are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. The Company excludes the amortization of deferred financing costs as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. The Company excludes gains (losses) on debt extinguishment since it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. The Company includes an income tax expense adjustment, which represents changes in its income tax reserves and valuation allowances that may not recur or may not relate to the current year's operations. The Company also excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX centers or other assets that are required to support current revenues.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company presents such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. The Company believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze the Company effectively.

Investors should note that the non-GAAP financial measures used by the Company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should therefore exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. The Company intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

Recurring revenues	$ 686,072	$ 646,721	$ 605,492	$ 2,569,141	$ 2,317,790
Non-recurring revenues	44,390	39,928	32,629	156,726	125,986
Revenues	730,462	686,649	638,121	2,725,867	2,443,776

Cost of revenues	351,968	325,468	313,449	1,291,506	1,197,885
Gross profit	378,494	361,181	324,672	1,434,361	1,245,891

Operating expenses:
Sales and marketing	88,439	83,709	81,236	332,012	296,103
General and administrative	136,829	123,237	113,684	493,284	438,016
Acquisition costs	17,349	13,352	1,926	41,723	2,506
Total operating expenses	242,617	220,298	196,846	867,019	736,625

Income from operations	135,877	140,883	127,826	567,342	509,266

Interest and other income (expense):
Interest income	1,206	934	357	3,581	2,891
Interest expense	(79,499)	(76,269)	(71,103)	(299,055)	(270,553)
Loss on debt extinguishment	(289)	-	(105,807)	(289)	(156,990)
Other income (expense)	(48,617)	(12,836)	(3,051)	(60,581)	119
Total interest and other, net	(127,199)	(88,171)	(179,604)	(356,344)	(424,533)

Income (loss) before income taxes	8,678	52,712	(51,778)	210,998	84,733

Income tax benefit (expense)	2,053	(11,580)	(303,325)	(23,224)	(345,459)

Net income (loss)	10,731	41,132	(355,103)	187,774	(260,726)

Net loss attributable to redeemable non-controlling interests	-	-	-	-	1,179

Net income (loss) attributable to Equinix	$ 10,731	$ 41,132	$ (355,103)	$ 187,774	$ (259,547)

Net income (loss) per share attributable to Equinix:

Basic net income (loss) per share	$ 0.18	$ 0.72	$ (6.42)	$ 3.25	$ (4.96)

Diluted net income (loss) per share	$ 0.18	$ 0.71	$ (6.42)	$ 3.21	$ (4.96)

Shares used in computing basic net income (loss) per share	60,393	57,082	55,295	57,790	52,359

Shares used in computing diluted net income (loss) per share	60,943	57,708	55,295	58,483	52,359

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

Net income (loss)	$ 10,731	$ 41,132	$ (355,103)	$ 187,774	$ (260,726)

Other comprehensive loss, net of tax:
Foreign currency translation adjustment ("CTA") loss	(37,217)	(72,677)	(97,123)	(186,763)	(204,065)
Unrealized gain (loss) on available-for-sale securities	(139)	(21)	135	(40)	(279)
Unrealized gain on cash flow hedges	4,975	3,309	4,026	4,550	8,790
Net investment hedge CTA gain	10,447	4,426	-	4,484	-
Net actuarial gain (loss) on defined benefit plans	887	124	(2,001)	1,153	(2,001)
Other comprehensive loss, net of tax:	(21,047)	(64,839)	(94,963)	(176,616)	(197,555)

Comprehensive income (loss), net of tax	(10,316)	(23,707)	(450,066)	11,158	(458,281)

Net loss attributable to redeemable non-controlling interests	-	-	-	-	1,179
Other comprehensive income attributable to redeemable non-controlling interests	-	-	-	-	(1,810)

Comprehensive income (loss) attributable to Equinix, net of tax	$ (10,316)	$ (23,707)	$ (450,066)	$ 11,158	$ (458,912)

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	December 31,	December 31,
	2015	2014

Cash and cash equivalents	$ 2,228,838	$ 610,917
Short-term investments	12,875	529,395
Accounts receivable, net	291,964	262,570
Current portion of restricted cash	479,417	3,057
Other current assets	212,929	85,004
Assets held for sale	33,257	-
Total current assets	3,259,280	1,490,943
Long-term investments	4,584	439
Property, plant and equipment, net	5,606,436	4,998,270
Goodwill	1,063,200	1,002,129
Intangible assets, net	224,565	147,527
Restricted cash, less current portion	10,172	14,060
Other assets	188,458	128,610
Total assets	$ 10,356,695	$ 7,781,978

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$ 402,776	$ 285,796
Accrued property and equipment	103,107	114,469
Current portion of capital lease and other financing obligations	40,121	21,362
Current portion of mortgage and loans payable	768,408	59,466
Current portion of convertible debt	146,121	-
Other current liabilities	192,286	162,664
Liabilities held for sale	3,535	-
Total current liabilities	1,656,354	643,757
Capital lease and other financing obligations, less current portion	1,287,139	1,168,042
Mortgage and loans payable, less current portion	457,276	532,809
Senior notes	3,804,634	2,717,046
Convertible debt, less current portion	-	145,229
Other liabilities	405,906	304,964
Total liabilities	7,611,309	5,511,847

Common stock	62	57
Additional paid-in capital	4,838,444	3,334,305
Treasury stock	(7,373)	(11,411)
Accumulated dividends	(1,468,472)	(424,387)
Accumulated other comprehensive loss	(509,059)	(332,443)
Accumulated deficit	(108,216)	(295,990)
Total stockholders' equity	2,745,386	2,270,131
Total liabilities and stockholders' equity	$ 10,356,695	$ 7,781,978

Ending headcount by geographic region is as follows:

Americas headcount	2,329	2,122
EMEA headcount	1,188	1,023
Asia-Pacific headcount	1,525	721
Total headcount	5,042	3,866

EQUINIX, INC.
SUMMARY OF DEBT PRINCIPAL OUTSTANDING
(in thousands)
(unaudited)

	December 31,	December 31,
	2015	2014

Capital lease and other financing obligations	$ 1,327,260	$ 1,189,404

Term loan, net of debt discount and debt issuance costs	454,503	497,044
Brazil financings, net of debt issuance costs	26,668	56,342
Mortgage payable and other loans payable, net of premium	418,891	38,889
Revolving credit facility borrowings	325,622	-
Plus: debt discount, debt issuance costs and premium, net	694	1,196
Total mortgage and loans payable principal	1,226,378	593,471

Senior notes, net of debt issuance costs	3,804,634	2,717,046
Plus: debt issuance costs	45,366	32,954
Total senior notes principal	3,850,000	2,750,000

Convertible debt, net of debt discount and debt issuance costs	146,121	145,229
Plus: debt discount and debt issuance costs	3,961	12,656
Total convertible debt principal	150,082	157,885

Total debt principal outstanding	$ 6,553,720	$ 4,690,760

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

Cash flows from operating activities:
Net income (loss)	$ 10,731	$ 41,132	$ (355,103)	$ 187,774	$ (260,726)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, amortization and accretion	144,861	133,268	133,096	528,929	484,129
Stock-based compensation	33,868	33,969	31,517	132,443	117,990
Amortization of debt issuance costs and debt discounts	4,493	3,972	3,827	16,050	18,667
Loss on debt extinguishment	289	-	105,807	289	156,990
Excess tax benefits from employee equity awards	1,633	(732)	(2,125)	(30)	(19,582)
Other items	3,819	4,321	5,863	18,178	24,567
Changes in operating assets and liabilities:
Accounts receivable	(2,581)	(220)	2,428	(44,583)	(101,966)
Income taxes, net	(25,056)	(18,376)	295,947	(109,579)	226,774
Accounts payable and accrued expenses	33,906	25,926	(16,429)	109,125	4,177
Other assets and liabilities	29,155	(8,858)	(2,531)	56,197	38,400
Net cash provided by operating activities	235,118	214,402	202,297	894,793	689,420
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(9,369)	94,217	(381,629)	514,108	239,551
Business acquisitions, net of cash acquired	(235,306)	-	-	(245,553)	-
Purchases of real estate	-	-	-	(38,282)	(16,791)
Purchases of other property, plant and equipment	(280,612)	(216,046)	(238,477)	(868,120)	(660,203)
Other investing activities	(3,709)	14,274	195	(497,080)	1,604
Net cash used in investing activities	(528,996)	(107,555)	(619,911)	(1,134,927)	(435,839)
Cash flows from financing activities:
Purchases of treasury stock	-	-	-	-	(297,958)
Proceeds from employee equity awards	185	13,290	1,137	30,040	29,320
Purchase of redeemable non-controlling interests	-	-	-	-	(226,276)
Payment of dividend distributions	(230,452)	(98,041)	(83,266)	(521,461)	(83,266)
Proceeds from public offering of common stock, net of issuance costs	829,496	-	-	829,496	-
Proceeds from loans payable	707,108	-	500,000	1,197,108	508,826
Proceeds from senior notes	1,100,000	-	1,250,000	1,100,000	1,250,000
Repayment of capital lease and other financing obligations	(8,450)	(6,576)	(4,890)	(28,663)	(18,030)
Repayment of mortgage and loans payable	(185,823)	(10,818)	(5,963)	(715,270)	(43,473)
Repayment of senior notes	-	-	(750,000)	-	(750,000)
Repayment of term loan	-	-	(110,000)	-	(110,000)
Repayment of convertible debt	-	-	(34)	-	(29,513)
Debt extinguishment costs	-	-	(93,965)	-	(116,517)
Excess tax benefits from employee equity awards	(1,633)	732	2,125	30	19,582
Debt issuance costs	(17,481)	-	(25,294)	(18,098)	(25,294)
Net cash provided by (used in) financing activities	2,192,950	(101,413)	679,850	1,873,182	107,401
Effect of foreign currency exchange rates on cash and cash equivalents	(5,703)	(6,098)	(5,500)	(15,127)	(11,959)
Net increase (decrease) in cash and cash equivalents	1,893,369	(664)	256,736	1,617,921	349,023
Cash and cash equivalents at beginning of period	335,469	336,133	354,181	610,917	261,894
Cash and cash equivalents at end of period	$ 2,228,838	$ 335,469	$ 610,917	$ 2,228,838	$ 610,917

Supplemental cash flow information:
Cash paid for taxes	$ 29,165	$ 28,333	$ 6,407	$ 132,302	$ 117,197
Cash paid for interest	$ 73,044	$ 68,568	$ 94,283	$ 237,410	$ 262,018

Free cash flow (1)	$ (284,509)	$ 12,630	$ (35,985)	$ (754,242)	$ 14,030

Adjusted free cash flow (2)	$ (33,081)	$ 34,035	$ (29,881)	$ (385,543)	$ 160,425

(1)

We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$ 235,118	$ 214,402	$ 202,297	$ 894,793	$ 689,420
Net cash used in investing activities as presented above	(528,996)	(107,555)	(619,911)	(1,134,927)	(435,839)
Purchases, sales and maturities of investments, net	9,369	(94,217)	381,629	(514,108)	(239,551)
Free cash flow (negative free cash flow)	$ (284,509)	$ 12,630	$ (35,985)	$ (754,242)	$ 14,030

(2)

We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate, acquisitions, any excess tax benefits from employee equity awards, cash paid for taxes associated with reclassifying our assets for tax purposes triggered by our conversion into a real estate investment trust ("REIT") and costs related to the REIT conversion, as presented below:

Free cash flow (as defined above)	$ (284,509)	$ 12,630	$ (35,985)	$ (754,242)	$ 14,030
Less business acquisitions, net of cash	235,306	-	-	245,553	-
Less purchases of real estate	-	-	-	38,282	16,791
Less excess tax benefits from employee equity awards	(1,633)	732	2,125	30	19,582
Less cash paid for taxes resulting from the REIT conversion	17,306	20,033	189	82,452	80,867
Less costs related to the REIT conversion	449	640	3,790	2,382	29,155
Adjusted free cash flow	$ (33,081)	$ 34,035	$ (29,881)	$ (385,543)	$ 160,425

We categorize our cash paid for taxes into cash paid for taxes resulting from the REIT conversion (as defined above) and other cash taxes paid.

Cash paid for taxes resulting from the REIT conversion	$ 17,306	$ 20,033	$ 189	$ 82,452	$ 80,867
Other cash taxes paid	11,859	8,300	6,218	49,850	36,330
Total cash paid for taxes	$ 29,165	$ 28,333	$ 6,407	$ 132,302	$ 117,197

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended			Twelve Months Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2015	2015	2014	2015	2014

Recurring revenues		$ 686,072	$ 646,721	$ 605,492	$ 2,569,141	$ 2,317,790
Non-recurring revenues		44,390	39,928	32,629	156,726	125,986
	Revenues (1)	730,462	686,649	638,121	2,725,867	2,443,776

Cash cost of revenues (2)		227,956	211,617	195,945	836,439	767,552
	Cash gross profit (3)	502,506	475,032	442,176	1,889,428	1,676,224

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	72,069	68,323	67,036	269,270	240,054
	Cash general and administrative expenses (6)	97,292	85,237	80,775	348,531	322,279
	Total cash operating expenses (7)	169,361	153,560	147,811	617,801	562,333

Adjusted EBITDA (8)		$ 333,145	$ 321,472	$ 294,365	$ 1,271,627	$ 1,113,891

Cash gross margins (9)		69%	69%	69%	69%	69%

Adjusted EBITDA margins (10)		46%	47%	46%	47%	46%

Adjusted EBITDA flow-through rate (11)		27%	48%	59%	56%	39%

FFO (12)		$ 131,483	$ 151,197	$ (241,338)	$ 629,238	$ 153,266

AFFO (13)		$ 178,293	$ 210,361	$ 194,506	$ 831,798	$ 761,679

Basic FFO per share (14)		$ 2.18	$ 2.65	$ (4.36)	$ 10.89	$ 2.93

Diluted FFO per share (14)		$ 2.14	$ 2.59	$ (4.36)	$ 10.63	$ 2.89

Basic AFFO per share (15)		$ 2.95	$ 3.69	$ 3.52	$ 14.39	$ 14.55

Diluted AFFO per share (15)		$ 2.85	$ 3.55	$ 3.39	$ 13.86	$ 13.81

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$ 275,779	$ 268,156	$ 254,037	$ 1,064,801	$ 978,503
	Interconnection	83,168	79,902	71,992	315,258	272,257
	Managed infrastructure	10,974	11,788	13,860	48,894	57,071
	Other	817	841	814	3,131	3,687
	Recurring revenues	370,738	360,687	340,703	1,432,084	1,311,518
	Non-recurring revenues	23,751	21,943	15,699	80,451	64,585
	Revenues	394,489	382,630	356,402	1,512,535	1,376,103

	EMEA Revenues:

	Colocation	146,879	143,721	134,816	562,817	514,997
	Interconnection	16,775	15,227	13,484	58,490	50,342
	Managed infrastructure	7,619	5,875	5,487	25,196	26,965
	Other	862	1,333	1,613	5,275	6,649
	Recurring revenues	172,135	166,156	155,400	651,778	598,953
	Non-recurring revenues	10,519	11,407	11,693	47,029	38,312
	Revenues	182,654	177,563	167,093	698,807	637,265

	Asia-Pacific Revenues:

	Colocation	112,498	99,775	91,211	397,345	336,312
	Interconnection	18,979	15,439	13,231	62,061	49,751
	Managed infrastructure	9,447	4,664	4,947	23,598	21,256
	Other	2,275	-	-	2,275	-
	Recurring revenues	143,199	119,878	109,389	485,279	407,319
	Non-recurring revenues	10,120	6,578	5,237	29,246	23,089
	Revenues	153,319	126,456	114,626	514,525	430,408

	Worldwide Revenues:

	Colocation	535,156	511,652	480,064	2,024,963	1,829,812
	Interconnection	118,922	110,568	98,707	435,809	372,350
	Managed infrastructure	28,040	22,327	24,294	97,688	105,292
	Other	3,954	2,174	2,427	10,681	10,336
	Recurring revenues	686,072	646,721	605,492	2,569,141	2,317,790
	Non-recurring revenues	44,390	39,928	32,629	156,726	125,986
	Revenues	$ 730,462	$ 686,649	$ 638,121	$ 2,725,867	$ 2,443,776

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$ 351,968	$ 325,468	$ 313,449	$ 1,291,506	$ 1,197,885
	Depreciation, amortization and accretion expense	(121,505)	(111,337)	(115,236)	(445,189)	(421,822)
	Stock-based compensation expense	(2,507)	(2,514)	(2,268)	(9,878)	(8,511)
	Cash cost of revenues	$ 227,956	$ 211,617	$ 195,945	$ 836,439	$ 767,552

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 107,640	$ 105,864	$ 97,396	$ 410,915	$ 380,892
	EMEA cash cost of revenues	64,089	64,443	59,987	249,457	236,423
	Asia-Pacific cash cost of revenues	56,227	41,310	38,562	176,067	150,237
	Cash cost of revenues	$ 227,956	$ 211,617	$ 195,945	$ 836,439	$ 767,552

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation and acquisition costs.  We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$ 88,439	$ 83,709	$ 81,236	$ 332,012	$ 296,103
	Depreciation and amortization expense	(7,329)	(6,213)	(6,315)	(25,895)	(25,965)
	Stock-based compensation expense	(9,041)	(9,173)	(7,885)	(36,847)	(30,084)
	Cash sales and marketing expenses	$ 72,069	$ 68,323	$ 67,036	$ 269,270	$ 240,054

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$ 136,829	$ 123,237	$ 113,684	$ 493,284	$ 438,016
	Depreciation and amortization expense	(16,027)	(15,718)	(11,545)	(57,845)	(36,342)
	Stock-based compensation expense	(23,510)	(22,282)	(21,364)	(86,908)	(79,395)
	Cash general and administrative expenses	$ 97,292	$ 85,237	$ 80,775	$ 348,531	$ 322,279

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$ 72,069	$ 68,323	$ 67,036	$ 269,270	$ 240,054
	Cash general and administrative expenses	97,292	85,237	80,775	348,531	322,279
	Cash SG&A	$ 169,361	$ 153,560	$ 147,811	$ 617,801	$ 562,333

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	Americas cash SG&A	$ 106,035	$ 102,596	$ 91,762	$ 403,016	$ 360,204
	EMEA cash SG&A	36,971	31,717	36,226	130,789	131,620
	Asia-Pacific cash SG&A	26,355	19,247	19,823	83,996	70,509
	Cash SG&A	$ 169,361	$ 153,560	$ 147,811	$ 617,801	$ 562,333

(8)	We define adjusted EBITDA as income from operations plus depreciation, amortization, accretion, stock-based compensation expense and acquisition costs as presented below:

	Income from operations	$ 135,877	$ 140,883	$ 127,826	$ 567,342	$ 509,266
	Depreciation, amortization and accretion expense	144,861	133,268	133,096	528,929	484,129
	Stock-based compensation expense	35,058	33,969	31,517	133,633	117,990
	Acquisition costs	17,349	13,352	1,926	41,723	2,506
	Adjusted EBITDA	$ 333,145	$ 321,472	$ 294,365	$ 1,271,627	$ 1,113,891

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$ 83,425	$ 81,914	$ 70,131	$ 324,458	$ 282,219
	Americas depreciation, amortization and accretion expense	73,023	70,118	72,408	278,644	260,416
	Americas stock-based compensation expense	25,576	25,810	24,351	100,760	91,469
	Americas acquisition costs	(1,210)	(3,672)	354	(5,258)	903
	Americas adjusted EBITDA	180,814	174,170	167,244	698,604	635,007

	EMEA income from operations	34,011	29,865	35,867	145,527	138,685
	EMEA depreciation, amortization and accretion expense	30,434	33,055	29,770	118,008	115,223
	EMEA stock-based compensation expense	4,348	4,338	3,671	16,690	13,661
	EMEA acquisition costs	12,801	14,145	1,572	38,336	1,653
	EMEA adjusted EBITDA	81,594	81,403	70,880	318,561	269,222

	Asia-Pacific income from operations	18,441	29,104	21,828	97,357	88,362
	Asia-Pacific depreciation, amortization and accretion expense	41,404	30,095	30,918	132,277	108,490
	Asia-Pacific stock-based compensation expense	5,134	3,821	3,495	16,183	12,860
	Asia-Pacific acquisition costs	5,758	2,879	-	8,645	(50)
	Asia-Pacific adjusted EBITDA	70,737	65,899	56,241	254,462	209,662

	Adjusted EBITDA	$ 333,145	$ 321,472	$ 294,365	$ 1,271,627	$ 1,113,891

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	73%	72%	73%	73%	72%

	EMEA cash gross margins	65%	64%	64%	64%	63%

	Asia-Pacific cash gross margins	63%	67%	66%	66%	65%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	46%	46%	47%	46%	46%

	EMEA adjusted EBITDA margins	45%	46%	42%	46%	42%

	Asia-Pacific adjusted EBITDA margins	46%	52%	49%	49%	49%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$ 333,145	$ 321,472	$ 294,365	$ 1,271,627	$ 1,113,891
	Less adjusted EBITDA - prior period	(321,472)	(311,262)	(283,861)	(1,113,891)	(1,000,898)
	Adjusted EBITDA growth	$ 11,673	$ 10,210	$ 10,504	$ 157,736	$ 112,993

	Revenues - current period	$ 730,462	$ 686,649	$ 638,121	$ 2,725,867	$ 2,443,776
	Less revenues - prior period	(686,649)	(665,582)	(620,441)	(2,443,776)	(2,152,766)
	Revenue growth	$ 43,813	$ 21,067	$ 17,680	$ 282,091	$ 291,010

	Adjusted EBITDA flow-through rate	27%	48%	59%	56%	39%

(12)

FFO is defined as net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$ 10,731	$ 41,132	$ (355,103)	$ 187,774	$ (260,726)
	Net loss attributable to redeemable non-controlling interests	-	-	-	-	1,179
	Net income (loss) attributable to Equinix	10,731	41,132	(355,103)	187,774	(259,547)
	Adjustments:
	Real estate depreciation and amortization	120,144	109,856	113,683	439,969	417,703
	Gain/loss on disposition of real estate property	579	182	54	1,382	301
	Adjustments for FFO from unconsolidated joint ventures	29	27	28	113	112
	Non-controlling interests' share of above adjustments	-	-	-	-	(5,303)
	FFO	$ 131,483	$ 151,197	$ (241,338)	$ 629,238	$ 153,266

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs,  gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO	$ 131,483	$ 151,197	$ (241,338)	$ 629,238	$ 153,266
	Adjustments:
	Installation revenue adjustment	5,843	8,527	7,224	35,498	25,720
	Straight-line rent expense adjustment	1,462	1,251	3,335	7,931	13,048
	Amortization of deferred financing costs	4,495	3,934	3,944	16,135	19,020
	Stock-based compensation expense	35,058	33,969	31,517	133,633	117,990
	Non-real estate depreciation expense	15,921	15,946	11,478	58,165	36,232
	Amortization expense	8,100	6,601	6,803	27,446	27,756
	Accretion expense	696	865	1,132	3,349	2,438
	Recurring capital expenditures	(44,668)	(25,910)	(33,124)	(120,281)	(105,366)
	Loss on debt extinguishment	289	-	105,807	289	156,990
	Acquisition costs	17,349	13,352	1,926	41,723	2,506
	Income tax expense adjustment	2,279	643	295,820	(1,270)	315,289
	Adjustments for AFFO from unconsolidated joint ventures	(14)	(14)	(18)	(58)	(76)
	Non-controlling interests share of above adjustments	-	-	-	-	(3,134)
	AFFO	$ 178,293	$ 210,361	$ 194,506	$ 831,798	$ 761,679

(14)	The FFO used in the computation of basic and diluted FFO per share attributable to Equinix is presented below:

	FFO, basic	$ 131,483	$ 151,197	$ (241,338)	$ 629,238	$ 153,266
	Interest on convertible debt	3,442	3,279	-	13,357	-
	FFO, diluted	$ 134,925	$ 154,476	$ (241,338)	$ 642,595	$ 153,266

	The shares used in the computation of basic and diluted FFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share and FFO per share	60,393	57,082	55,295	57,790	52,359
	Effect of dilutive securities:
	Convertible debt	2,041	1,970	-	1,977	-
	Employee equity awards	612	626	-	693	626
	Shares used in computing diluted FFO per share	63,046	59,678	55,295	60,460	52,985

(15)	The AFFO used in the computation of basic and diluted AFFO per share attributable to Equinix is presented below:

	AFFO, basic	$ 178,293	$ 210,361	$ 194,506	$ 831,798	$ 761,679
	Interest on convertible debt	1,557	1,390	2,372	6,279	20,861
	AFFO, diluted	$ 179,850	$ 211,751	$ 196,878	$ 838,077	$ 782,540

	The shares used in the computation of basic and diluted AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share and AFFO per share	60,393	57,082	55,295	57,790	52,359
	Effect of dilutive securities:
	Convertible debt	2,041	1,970	2,199	1,977	3,685
	Employee equity awards	612	626	557	693	626
	Shares used in computing diluted AFFO per share	63,046	59,678	58,051	60,460	56,670

CONTACT: Investor Relations, Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com, or Paul Thomas, Equinix, Inc., (650) 598-6442, pthomas@equinix.com; or Media, Liam Rose, Equinix, Inc., (650) 598-6590, lrose@equinix.com